Exhibit 99.1

[3D Systems Logo]	News Release
3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730
Phone: 803-326-3900
www.3dsystems.com
NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Delays Filing its Form 10-Q and
Reports Preliminary Operating Results for
First Quarter 2007
     ROCK HILL, S.C., May 10, 2007 — 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced that it filed today with the Securities and Exchange Commission (“SEC”) a Form 12b-25 indicating that it was unable to file its Quarterly Report on Form 10-Q by today’s initial filing deadline. A Form 12b-25 filing provides the company an automatic five-day extension for it to file its Quarterly Report on Form 10-Q and still be considered timely under SEC rules.
     The company also delayed issuing its operating results for the first quarter of 2007, but is reporting today its preliminary expectations for its operating results for that quarter. The company will hold a conference call and simultaneous webcast to discuss this delay and its preliminary results tomorrow morning, May 11, 2007, at 8:30 a.m., Eastern Time.
     The company’s delay in completing its financial statements for the first quarter of 2007 is due primarily to the time that it took to complete its Form 10-K for the year ended December 31, 2006 that the company filed with the SEC on April 30, 2007. The company intends to file its Form 10-Q and to issue its first quarter 2007 operating results as soon as practicable.
     The company expects to report revenue for the first quarter of 2007 in the range of $36 million to $37 million. Reflecting more normal patterns in its

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business, the company does not expect backlog to be significant at March 31, 2007.
     The company expects to report that sales of its engineered materials and composites continued to increase at a double-digit rate for the first quarter of 2007, reflecting the continued strong demand for these products.
     The company expects to report gross profit in the range of $15.5 million to $16.5 million for the first quarter of 2007, reflecting an anticipated improvement compared to the first quarter of 2006.
     The company expects to report an operating loss in the range of $1 million to $2 million as the company expects that higher operating expenses, primarily reflecting costs of the restatement of financial statements as previously disclosed, should more than offset the favorable effect of its anticipated higher gross profit.
     The company expects to report a net loss available to common stockholders in the range of $1.5 million to $2.5 million for the first quarter of 2007.
     The company also expects to report that at the end of the first quarter of 2007 it had $7 million of unrestricted cash on hand, primarily reflecting borrowings under its bank credit facility. The company expects to repay or refinance those borrowings at or before the expiration of that facility on July 1, 2007.
     There can, of course, be no assurance that the final results that the company reports will be within the ranges set forth above.
     “We believe that our results for the first quarter of 2007 will continue to reflect the favorable trends arising out of the resolution of the significant

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business disruptions that we encountered during 2006,” said Abe Reichental, 3D Systems’ president and chief executive officer. “We are gratified with the sequential comeback that we believe we are experiencing, and we continue to focus on our goals and our efforts to transform our company and the way we do business to establish growth and sustained profitability.”
Conference Call and Audio Webcast Details
     3D Systems will hold a conference call and audio Webcast to discuss its delay in reporting its first quarter 2007 financial results tomorrow morning at 8:30 a.m., Eastern Time.
•	To access the Conference call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States). A recording will be available two hours after completion of the call for three days. To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 8799551, the conference call ID number.

•	To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com. The link to the Webcast is provided on the homepage of the website. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.
Forward-Looking Statements
     Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-Looking statements may

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involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, you are urged to consider statements in the conditional or future tense or that include terms as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to the company’s beliefs and expectations as to the future events and trends affecting its business and expectations and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filing with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.
About 3D Systems Corporation
3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping well as for production of functional end-use parts: Transform your products.
More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.